UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 17, 2012
Date of Report (Date of earliest event reported)

Imperial Resources, Inc.
(Exact name of Registrant as specified in its charter)

Nevada	000-53332	83-0512922
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

106 East 6th Street, Suite 900, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

 (512) 332-5740
Registrant’s telephone number, including area code

(Former Address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Certain Officers

On October 17, 2012, Mr. Mike Mackey, an associate with vcfo Holdings Inc. (d/b/a/ vcfo), the Company’s outsourced CFO service  engaged pursuant to a January 19, 2011 letter agreement as ratified on March 3, 2011, which provides oversight and guidance to the Company’s finance and accounting team, resigned as Chief Financial Officer of Imperial Resources, Inc. Mr. Mackey did not resign because of any disagreement with the Company on any matter relating to the Company’s operations, policies, or practices.

Appointment of Principal Officer

On  October 17, 2012, Imperial Resources, Inc. appointed a Managing Director at vcfo, Mr Robert Bintliff as CFO.  Robert Bintliff has been a Managing Director with vcfo since fall of 2011. Since joining vcfo, he has provided numerous clients with Chief Financial Officer level support and guidance. Previously, he was a Director with Jefferson Wells in their Finance and Accounting consulting practice. Prior to that, from 2004 to 2008, he was the Chief Financial Officer for Access Plans USA (NASDAQ AUSA), where he restructured the financial management team, implemented new systems, led the initial compliance with Sarbanes-Oxley and played a key role in acquisitions and divestitures. Previously, he served as an interim chief financial officer for companies in various industries, including financial services, energy, manufacturing and distribution. Earlier in his career, he was an audit partner with Coopers & Lybrand (now PricewaterhouseCoopers). Mr. Bintliff received his BBA in Accounting from Texas Christian University.

Mr. Bintliff is not related by blood or marriage to any of the Company’s directors or executive officers or any persons nominated to by the Company to become directors or executive officers. In the last fiscal year, the Company has not engaged in any transaction in which Mr. Bintliff or a person related to Mr. Bintliff had a direct or indirect material interest.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Imperial Resources, Inc.

Dated: October 18, 2012	By: /s/ Robert Durbin
Robert Durbin
President, Chief Executive Officer (Principal Executive Officer)